FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust’s Rule 10f-3 Procedures

1.
Name of Purchasing Portfolio:  BlackRock Senior High Income Fund, Inc. (ARK), Managed Account Series: High Income Portfolio (BATS-HINC), BlackRock Strategic Bond Trust (BHD), BlackRock High Yield Trust (BHY), BlackRock Limited Duration Income Trust (BLW), BlackRock Credit Allocation Income Trust III (BPP), BlackRock High Income Fund (BR-HIINC), BlackRock High Yield Bond Portfolio (BR-HIYLD),  BlackRock Preferred and Equity Advantage Trust - Preferred Sleeve (BTZ-PREF), BlackRock High Income Portfolio (Ins - Series) (BVA-HI),  BlackRock High Income V.I. Fund (Ins - Var Ser) (BVA-HY), BlackRock Corporate High Yield Fund, Inc. (COY), BlackRock Corporate High Yield Fund III, Inc. (CYE), BlackRock Debt Strategies Fund, Inc.(DSU), BlackRock High Income Shares (HIS), BlackRock Corporate High Yield Fund VI, Inc. (HYT), BlackRock Corporate High Yield Fund V, Inc. (HYV), MIST BlackRock High Yield Portfolio (MIST-HY), BlackRock Credit Allocation Income Trust I, Inc. (PSW), BlackRock Credit Allocation Income Trust II, Inc. (PSY)

2.           Issuer:    JMC Steel Group, Inc.

3.           Date of Purchase:  03/04/11
4.           Underwriter from whom purchased:  J.P. Morgan Securities LLC
5.	Name of Affiliated Underwriter (as defined in the Trust’s procedures) managing or participating in syndicate: PNC Capital Markets LLC

a.	List Members of Underwriting Syndicate: J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, PNC Capital Markets LLC

6.
Aggregate principal amount purchased (out of total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): (ARK) $425,000 out of $725,000,000; (BATS-HINC) $235,000 out of $725,000,000; (BHD) $180,000 out of $725,000,000; (BHY) $85,000 out of $725,000,000; (BLW) $1,150,000 out of $725,000,000; (BPP) $200,000 out of $725,000,000; (BR-HIINC) $1,900,000 out of $725,000,000; (BR-HIYLD) $7,205,000 out of $725,000,000; (BTZ-PREF) $690,000 out of $725,000,000; (BVA-HI) $100,000 out of $725,000,000; (BVA-HY) $245,000 out of $725,000,000; (COY) $460,000 out of $725,000,000; (CYE) $500,000 out of $725,000,000; (DSU) $820,000 out of $725,000,000; (HIS) $225,000 out of $725,000,000; (HYT) $775,000 out of $725,000,000; (HYV) $740,000 out of $725,000,000; (MIST-HY) $1,725,000 out of $725,000,000; (PSW) $95,000 out of $725,000,000; (PSY) $415,000 out of $725,000,000

7.
Aggregate principal amount purchased by funds advised by BlackRock and any purchases by other accounts with respect to which BlackRock has investment discretion (out of the total offering) (if an equity offering, list aggregate number of shares purchased (out of total number of shares offered)): $40,000,000 out of $725,000,000

8.	Purchase price (net of fees and expenses): $100.00
9.	Date offering commenced (if different from Date of Purchase):
10.	Offering price at end of first day on which any sales were made:
11.           Have the following conditions been satisfied:                                                                                     Yes           No
a.           The securities are part of an issue registered under
the Securities Act of 1933, as amended, which
is being offered to the public, or are Eligible Municipal
Securities, or are securities sold in an                                                                 Eligible Foreign
Offering or are securities sold in an Eligible Rule 144A
Offering or part of an issue of government
securities.                                                                           _X____

b.           The securities were purchased prior to the
end of the first day on which any sales
were made, at a price that was not more
than the price paid by each other
purchaser of securities in that offering
or in any concurrent offering of the
securities (except, in the case of an
Eligible Foreign Offering, for any rights
to purchase required by laws to be granted
to existing security holders of the
Issuer) or, if a rights offering, the
securities were purchased on or before the
fourth day preceding the day on which the
rights offering terminated.                                                                           _X___

c.           The underwriting was a firm commitment
underwriting.                                                                                     _X___

d.           The commission, spread or profit was
reasonable and fair in relation to that
being received by others for underwriting
similar securities during the same period.                                                                                     _X___

e.           In respect of any securities other than
Eligible Municipal Securities, the issuer
of such securities has been in continuous
operation for not less than three years
(including the operations of predecessors).                                                                                     _X____

f.	Has the affiliated underwriter confirmed
that it will not receive any direct or indirect
benefit as a result of BlackRock's participation
in the offering?                                                                           _X____

Completed by: ____Yesenia Peluso______   Date:   _____04/08/2011___________

Approved by: ____Odette Rajwan________ Date: _____04/13/2011______